Exhibit 4.10

RULES OF THE MARKIT 2009 SHARE OPTION PLAN

MARKIT LTD.

Rules approved by the Board of Markit Group Holdings Limited on 8 December 2008

and by the shareholders

Assumed and adopted by Markit Ltd. on 18 June 2014

Amended and Restated on 4 December 2014

i

RULES OF THE MARKIT 2009

SHARE OPTION PLAN

RECITALS

(A)	The Plan was originally approved by the board of Markit Group Holdings Limited and adopted on 8 December 2008 (the “Original Plan”).

(B)	Following a court approved scheme of arrangement and the insertion of Markit Ltd. as the ultimate holding company of the Markit group on 18 June 2014, the Original Plan and the options outstanding thereunder were assumed by Markit Ltd.

(C)	Pursuant to Rule 11.1 of the Original Plan, the Board has resolved to amend and restate the Rules in their entirety as set out below.

1.	DEFINITIONS

1.1	In the Rules (unless the context otherwise requires) the following words and phrases have the following meanings:

“Affiliate” means, with respect to any person (other than an individual), any other person that directly, or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person; and with respect to an individual means any person that such individual has transferred all or part of its shares in accordance with the Bye-laws;

“Bad Leaver” has the meaning given to it in Rule 6.4;

“Board” means the board of directors from time to time of the Company (or the directors present at a duly convened meeting of such board) or a duly authorised committee of the board;

“Bye-laws” means the bye-laws of the Company currently in force and as amended from time to time and “Bye-law” shall be construed accordingly;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Commencement Date” means the date on which the Original Plan was approved by the board of Markit Group Holdings Limited, being 8 December 2008, subject to the approval of the Original Plan by the shareholders of such company within 12 months before or after such board approval;

“Company” means Markit Ltd., an exempted company incorporated pursuant to the laws of Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda;

“Date of Grant” means the date on which the Board grants an Option in accordance with Rule 3;

“Departing Employee” means:

(a)	any individual that is a director or an employee of the Company or any of its Affiliate companies and:

(i)	who, for any reason, ceases to be a director or an employee of the Company or any of its Affiliate companies; or

(ii)	the business of the company of which he is a director or employee is sold by the Company or any of its Affiliate companies, and in such case, such individual ceases to be a director or an employee of either the Company or any of its Affiliate companies; or

(b)	any individual:

(i)	who is a director or an employee of an Affiliate company, and such Affiliate company is sold by the Company and, in such case, such individual ceases to be a director or an employee of either the Company or any of its then remaining Affiliate companies; or

(ii)	whose services are otherwise provided to the Company or any of its Affiliate companies, and whose services cease to be provided to the Company or any of its Affiliate companies;

“Dismissal” has the meaning given to it in Rule 6.4(a)(i);

“Drag Along Notice” has the meaning given to it in paragraph 1.1 of Schedule 1;

“Eligible Participant” means any employee (including a director) of, or any consultant to, the Company or an Affiliate of the Company;

“Employer’s NICs” means secondary Class 1 National Insurance Contributions;

“Employer’s Share of U.S. Employment Taxes” means an amount, as determined by the Company in its sole discretion, equal to the sum of all employment and other taxes, insurance premiums and other amounts imposed by any and all Government Authorities on any Member of the Group with respect to the income earned by a Participant arising upon a Participant’s exercise of an Option, the making of an election under section 83(b) of the Code or in accordance with the terms of the Plan or any grant agreement;

“Exercise Price” means the price per Plan Share at which a Participant may exercise an Option, established in accordance with Rule 4;

“Fair Value” has the meaning given to it in paragraph 3 of Schedule 1;

“Government Authority” means the government of the U.S., the government of any U.S. State (including the government of the District of Columbia and the government of any U.S. possession or territory) or political subdivision thereof, or any agency or instrumentality of any of the foregoing;

“HMRC” means Her Majesty’s Revenue and Customs;

“Incentive Stock Option” means any Option granted to a Participant under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code;

“Initiating Shareholders” has the meaning given to it in paragraph 1.1 of Schedule 1;

“Listing” means the listing of the Ordinary Shares on the NASDAQ stock market, as of 18 June 2014;

“Member of the Group” means the Company or any Affiliate of the Company from time to time;

“Non-Initiating Shareholders” has the meaning given to it in paragraph 1.1 of Schedule 1;

“Non-Qualified Stock Option” means any Option granted under the Plan that is not an Incentive Stock Option;

“Option” means a right to acquire Plan Shares at the Exercise Price in accordance with the Rules;

“Option Tax Liability” means the sum of (i) an amount sufficient to satisfy all taxes, duties, social security or national insurance contributions (including Employer’s NICs which are the subject of an agreement or election under Rule 7.2(e)) or any other amounts (including Medicare) which are required to be withheld or accounted for on behalf of the Participant by any Member of the Group and (ii) the Employer’s share of U.S. Employment Taxes;

“Ordinary Shares” means the common shares of US$0.01 each in the capital of the Company;

“Original Plan” has the meaning given to it in Recital (A);

“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code;

“Participant” means any individual who has been granted and remains entitled to exercise a Subsisting Option or (where the context admits) the personal representatives of any such individual;

“Plan” means this plan as governed by the Rules;

“Plan Share” means a fully paid Ordinary Share issued pursuant to the terms of the Plan;

“Qualifying Proposed Sale” has the meaning given to it in paragraph 1.1 of Schedule 1;

“Rules” means these rules as from time to time amended in accordance with their provisions by the Board or by the Company in general meeting;

“Seller(s)” has the meaning given to it in paragraph 2.1 of Schedule 1;

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code;

“Subsisting Option” means an Option to the extent that it has neither lapsed nor been exercised;

“Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent;

“Termination” has the meaning given to it in Rule 6.4(a)(i);

“Vesting Schedule” means, subject to the terms of the Plan, the vesting schedule attached to the Rules as Appendix A or such other vesting schedule determined by the Board; and

“Voluntary Resignation” means, in respect of a director or employee of the Company or any of its Affiliates, the voluntary resignation of that director or employee (or voluntary termination of the arrangements pursuant to which his services are provided to the Company and/or any of its Affiliates) in circumstances other than where the Company or any of its Affiliates would have been entitled to effect a Dismissal or Termination in respect of such director or employee.

1.2	Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision is to be construed as a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it. The Vesting Schedule forms a part of the Plan.

1.3	The provisions of Rules 7.2(b) and 7.2(c) shall only apply to the extent applicable, and Rule 10 shall not be applicable, to any Participant who is a consultant (and not a director or employee).

2.	COMMENCEMENT, AMENDMENT AND RESTATEMENT, TITLE, AND PURPOSES

2.1	The Plan commenced on the Commencement Date and shall continue to be known as The Markit 2009 Share Option Plan.

2.2	The Rules are hereby amended and restated in their entirety.

2.3	The purposes of the Plan are to enable the Company to motivate Eligible Participants who are important to the success and growth of the business of the Company and to create a long-term mutuality of interest between the Eligible Participants and the stockholders of the Company by granting the Eligible Participants Options to purchase Plan Shares.

3.	THE GRANT OF OPTIONS

3.1	The Board may grant Options to Eligible Participants to acquire Plan Shares subject to the Rules including the Vesting Schedule and such other objective terms or conditions as the Board may in its absolute discretion determine. Options may be granted only to such Eligible Participants as the Board shall in its absolute discretion select. No Eligible Participant shall be entitled as of right to participate. The extent of any grant of Options shall be determined by the Board in its absolute discretion.

3.2	No consideration shall be payable for the grant of an Option. The Board shall grant Options by deed in such form as the Board shall decide. A single deed of grant may be executed in favour of any number of Participants. Each Participant shall on, or as soon as possible after, the Date of Grant be issued with a certificate as evidence of the grant of an Option.

3.3	If any Option granted under the Plan expires, terminates or is cancelled for any reason without having been exercised in full, the number of Plan Shares underlying any unexercised Option shall again be available for the purpose of Options under the Plan.

3.4	The Board shall have authority to determine whether an Option is an Incentive Stock Option or a Non-Qualified Stock Option, provided that an Eligible Participant who is a director or a consultant is not eligible to be granted an Incentive Stock Option; and, provided, further, that only Eligible Participants who are employees of the Company or any Subsidiary or Parent are eligible to be granted Incentive Stock Options.

4.	THE EXERCISE PRICE

4.1	The Exercise Price of an Option shall be determined by the Board in its absolute discretion no later than the Date of Grant, provided that the Exercise Price of an Incentive Stock Option shall not be less than 100% of the Fair Value of a Plan Share on the Date of Grant; and provided, further, that if an Incentive Stock Option is granted to a Ten Percent Shareholder, the Exercise Price shall be no less than 110% of the Fair Value of a Plan Share on the Date of Grant.

4.2	The Exercise Price is subject to adjustment in accordance with Rule 8.

5.	NON-ASSIGNABILITY OF OPTIONS

No Option granted to an Eligible Participant under the Plan shall be capable of being transferred by him or his personal representative(s) or of being mortgaged, pledged or encumbered in any way whatsoever. In the event of any breach or purported breach of this provision the Option shall lapse forthwith. This Rule 5 shall not prevent the personal representative(s) of a deceased Participant from exercising the Option in accordance with the Rules.

6.	WHEN OPTIONS MAY BE EXERCISED

6.1	Subject to Rules 6.3, 7 and 9, a Subsisting Option shall be exercisable only to the extent that it has vested in accordance with the Vesting Schedule.

6.2	A Subsisting Option, whenever granted, shall lapse and cease to be exercisable upon the earliest to happen of the following:

(a)	the seventh anniversary of its Date of Grant;

(b)	the fifth anniversary of its Date of Grant with respect to an Incentive Stock Option granted to a Ten Percent Shareholder;

(c)	the first anniversary of the date of death of the Participant;

(d)	the date upon which the Participant (who is not a consultant) becomes a Departing Employee in circumstances where the Participant is a Bad Leaver;

(e)	the date on which a Participant who is a consultant (and not a director or employee) ceases to be a consultant in the circumstances contemplated by paragraph 2 of the Vesting Schedule;

(f)	three months from the date on which a Participant becomes a Departing Employee, or on which he ceases to be a consultant, in respect of the element of the Subsisting Option which has vested in accordance with the Vesting Schedule and immediately on the date on which the Participant becomes a Departing Employee, or on which he ceases to be a consultant, in respect of any element of the Subsisting Option which has not vested in accordance with the Vesting Schedule on such date; and

(g)	the expiry of the periods mentioned in Rules 9.1, 9.2, 9.3, 9.4 and 9.5.

6.3	A Participant may, with the discretion of the Board, exercise a Subsisting Option in whole or in part at any time, notwithstanding that it or the relevant part thereof has not then vested in accordance with the Vesting Schedule.

6.4	A person is a “Bad Leaver” if:

(a)	the reason for the person having become a Departing Employee is as a result of:

(i)	his dismissal or the termination of the Departing Employee’s service contract (or other arrangements pursuant to which his services are provided to the Company and/or any Subsidiary) in circumstances which, for any reason, justify (or which, if the Departing Employee were an employee of the Company or any such Subsidiary, would so justify) his summary dismissal or summary termination (without, for the avoidance of doubt, notice or payment in lieu of notice being required):

(A)	under the Departing Employee’s service contract or other arrangements pursuant to which his services are provided; or

(B)	if such Departing Employee is employed in the United Kingdom, at common law,

(respectively, a Dismissal and a Termination); or

(ii)	the services of the Departing Employee (whether provided in accordance with the terms of a service contract or other arrangements pursuant to which his services are provided to the Company and/or any Subsidiary) being, or becoming, no longer available to the Company and/or any such Subsidiary in breach (other than by breach by the Company or any such Subsidiary) of such service contract or other arrangements; or

(iii)	his Voluntary Resignation (or voluntary termination of the arrangements pursuant to which his services are provided to the Company and/or any Subsidiary of the Company) where circumstances exist in which the Company or any Subsidiary would have been entitled to effect a Dismissal or Termination in respect of such Departing Employee; or

(b)	the Participant is an employee of the Company or an Affiliate of the Company whose employment relationship with the Company or such Affiliate is governed by the laws of the United States and/or any state therein:

(i)	in the case where there is no employment agreement, change in control agreement or similar agreement in effect between the Company or such Affiliate and the Participant on the date of issue of Plan Shares (or where there is such an agreement but it does not define “cause” or “Bad Leaver” (or words of like import)), then for the purposes of the Rules, “Bad Leaver” shall mean (a) such employee’s dismissal or termination that is occasioned by the Company or such Affiliate as a result of (i) insubordination, dishonesty, fraud, incompetence, moral turpitude or wilful misconduct of the Participant, (ii) the Participant’s refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity, or (iii) materially unsatisfactory performance of the Participant’s duties for the Company or such Affiliate, in each case as determined by the Board in its sole discretion, or (b) an employee’s voluntary resignation where circumstances exist in which the Company or such Affiliate would have been entitled to dismiss the Participant as a “Bad Leaver” in accordance with this Rule 6.4(b)(i); or

(ii)	in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Company or such Affiliate and the Participant that defines “cause” or “Bad Leaver” (or words of like import) on the date of grant, then for the purposes of the Rules, “Bad Leaver” shall mean “cause” or “Bad Leaver” (or words of like import) as defined under such agreement, provided, however, that with regard to any agreement under which the definition of “cause” or “Bad Leaver” (or words of like import) only applies on occurrence of a change in control, such definition of “cause” or “Bad Leaver” (or words of like import) shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

7.	MANNER OF EXERCISE OF OPTIONS

7.1	Subject to Rule 7.2, an Option shall be exercised by the Participant lodging with the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time):

(a)	an Option certificate in respect of the Option to be exercised;

(b)	a notice of exercise in such form as the Board may from time to time prescribe, duly executed in accordance with the instructions in such notice;

(c)	payment (in such manner as the Board shall direct, to include, but not to be limited to, an undertaking to pay) of a sum equal to the aggregate Exercise Price of the Plan Shares in relation to which the Option is then being exercised, together with an amount equal to that required to be paid pursuant to Rule 7.2(b); and

(d)	in respect of an exercise of an Option in the circumstances set out in Rule 9.1, a duly executed power of attorney in the form provided by the Company on grant of the Option appointing the Company as the Participant’s attorney to execute documents on behalf of the Participant to give effect to the transfer of the Plan Shares the Participant would hold following the exercise of such Option PROVIDED ALWAYS THAT if the relevant Qualifying Proposed Sale has not completed within 60 days of the date on which the Drag Along Notice is delivered to the Company pursuant to Schedule 1 or the date on which a copy of the relevant offer to the Participants pursuant to Schedule 1 is delivered to the Company, as the case may be, then the Company shall return to the Participants the documents referred to in Rules 7.1(a) and 7.1(b) and the payment referred to in Rule 7.1(c) and, notwithstanding anything to the contrary in the Plan, the Option shall be deemed not to have been exercised.

7.2	The exercise of an Option by a Participant under Rule 7.1 shall, unless the Board in its absolute discretion determines otherwise, be conditional upon:

(a)	the Option having vested in accordance with the Vesting Schedule;

(b)	agreement being reached between the Company and the Participant as to the amount, or their best estimate of the amount, of the Option Tax Liability;

(c)	payment of the estimate or amount of the Option Tax Liability or arrangements which are satisfactory to the Company for the payment by the Participant of the Option Tax Liability whether in cash or by deduction from cash payments otherwise to be made to the Participant or by the withholding of Plan Shares otherwise deliverable to the Participant on the exercise of the Option equal in value to the amount of the Option Tax Liability;

(d)	[Intentionally deleted]

(e)	either of the following conditions being satisfied within one month of the date on which the notice of exercise of that Option was lodged in accordance with Rule 7.1(b) where any Member of the Group would be liable for Employer’s NICs in respect of that exercise:

(i)	the Participant entering into an agreement with the Company, in such form as determined by the Board, for the transfer to the Participant of the whole or any part of the Employer’s NICs due on the exercise of that Option;

(ii)	the Participant entering into a form of joint election, in such form as determined by the Board and approved in advance by HMRC, for the transfer to the Participant of the whole or any part of the Employer’s NICs due on the exercise of that Option; and

(iii)	the arrangements made in that election for securing that the Participant will meet the liability transferred to him have been approved in advance by HMRC;

and:

(A)	in the event that either condition is satisfied within that one-month period, the date of exercise of the Option shall be the date on which that condition is satisfied; or

(B)	in the event that neither condition is satisfied within that one-month period, the exercise of the Option under Rule 7.1 shall not be effective; or

(C)	in the event that the Board waives the requirement for either condition to be satisfied, the date of exercise of the Option shall be the date of the waiver.

7.3	Subject to the obtaining of any necessary regulatory consents, the Board shall within 30 days of the exercise of any Option cause the Company to allot and issue or procure the transfer of the relevant Plan Shares and send or cause to be sent to the Participant who has exercised the Option a share certificate for the Plan Shares in respect of which the Option is exercised provided such allotment or transfer is lawful.

7.4	Plan Shares issued pursuant to the Plan will rank pari passu in all respects with the Ordinary Shares then already in issue except that they and any Plan Shares transferred pursuant to the Plan will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of exercise of the relevant Option.

7.5	The Company shall maintain sufficient unissued share capital to satisfy all rights to subscribe for Plan Shares from time to time under Subsisting Options.

8.	ALTERATIONS OF SHARE CAPITAL

8.1

In the event of any variation in the share capital of the Company by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital or otherwise, then the number and the nominal value of Plan Shares subject to any Subsisting Options, the Exercise Price and, where an Option has been exercised but as at the date of the variation of capital referred to above no Plan Shares have been allotted or transferred pursuant to such exercise, the number of Plan Shares which may be so allotted or transferred and the price at which they may be acquired, may be adjusted by the Board in such manner and with effect from such date as the Board may in its absolute discretion determine to be appropriate.

8.2	No adjustment under Rule 8.1 shall be made which would reduce the Exercise Price of any Option to subscribe for Plan Shares below the nominal value of a Plan Share unless and to the extent that:

(a)	the Board is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Plan Shares subject to the Option exceeds the aggregate adjusted Exercise Price; and

(b)	the Board shall resolve to capitalise and apply such sum on exercise of that Option.

8.3	The Board shall notify Participants in such manner as it thinks fit of any adjustment made under Rule 8.1 and may call in, cancel, endorse, issue or re-issue any Option certificate as a result of any such adjustment.

8.4	Any adjustment made to an option under Rule 8.1 shall be intended not to subject the Option to Section 409A of the Code.

9.	SALE, FLOTATION AND LIQUIDATION

9.1	In the event of a Qualifying Proposed Sale a Subsisting Option shall be exercisable in full (but only to the extent that the Option has not lapsed) from the date on which either (a) the Drag Along Notice is delivered to the Company pursuant to paragraph 1.1 of Schedule 1 (in the case of a proposed sale by Initiating Shareholders to a third party in accordance with paragraph 1.1 of Schedule 1) or (b) a copy of the offer(s) to the Participants pursuant to paragraph 2.4 of Schedule 1) is delivered to the Company or the day the offer should have been made pursuant to paragraph 2.1 of Schedule 1 (in the case of a sale to a third party purchaser in accordance with paragraph 2 of Schedule 1) until completion of the relevant sale under (a) or (b) above (as the case may be).

9.2	Upon receipt by the Company of a Drag Along Notice pursuant to paragraph 1.2 of Schedule 1 or a copy of the offer(s) to the Participants pursuant to paragraph 2.4 of Schedule 1, the Company shall use all reasonable endeavours as soon as reasonably practicable thereafter to notify the Participants of the details of:

(a)	the Drag Along Notice and the date (if any) specified therein on which the Non-Initiating Shareholders must transfer their Ordinary Shares to the proposed transferee (in the case of Rule 9.1(a)); or

(b)	the offer(s) (in the case of Rule 9.1(b)).

The Participants shall be Non-Initiating Shareholders and shall be bound to transfer their Plan Shares to the proposed transferee as provided for in paragraph 1.1 of Schedule 1 if they exercise their Options pursuant to Rule 9.1. The proposed transferee shall be entitled to enforce this right or benefit against the Participants in accordance with the U.K. Contracts (Rights of Third Parties) Act 1999 provided that no amendment, variation or termination of the Plan (whether or not affecting such right or benefit) shall require the consent of the transferee nor shall such transferee be entitled to veto any amendment, variation or termination of the Plan.

9.3	If the Court sanctions a compromise or arrangement under section 99 of the Bermuda Companies Act 1981 in respect of the Company (other than for the purpose of a restructuring), any Subsisting Option may (notwithstanding any other provision of the Plan) be exercised in full (but only to the extent that the Option has not lapsed) within 60 days of the Court sanctioning the compromise or arrangement, provided that the notice of exercise given in accordance with Rule 7.1(b) has been received by the Company within 30 days of the Court’s sanction.

9.4	If any person becomes bound or entitled to acquire shares in the Company pursuant to the provisions contained in Part VII of the Bermuda Companies Act 1981, any Subsisting Option may (notwithstanding any other provision of the Plan) be exercised in full (but only to the extent that the Option has not lapsed) at any time when that person remains so bound or entitled.

9.5	If the Company passes a resolution for voluntary winding-up, any Subsisting Option may (notwithstanding any other provision of the Plan) be exercised in full (but only to the extent that the Option has not lapsed) within one month of the passing of the resolution.

9.6	Any Subsisting Option may (notwithstanding any other provision of the Plan) be exercised in full (but only to the extent that the Option has not lapsed) from 18 June 2014, the effective date of the registration statement filed with the U.S. Securities and Exchange Commission relating to the initial public offering of the Ordinary Shares undertaken in connection with the Listing.

9.7	The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 7.

10.	EMPLOYMENT RIGHTS

10.1	The Plan shall not form part of any contract of employment between any Member of the Group and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein.

10.2	Participation in the Plan shall be on the express condition that:

(a)	neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any Member of the Group any additional or other rights to compensation or damages;

(b)	no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

(c)	the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

10.3	No individual shall have any claim against a Member of the Group arising out of his not being admitted to participation in the Plan which (for the avoidance of all, if any, doubt) is entirely within the discretion of the Board.

10.4	No Participant shall be entitled to claim compensation from any Member of the Group in respect of any sums paid by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Option held by him consequent upon the lapse for any reason of any Option held by him or otherwise in connection with the Plan and each Member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Option or Participant.

11.	ADMINISTRATION AND AMENDMENT

11.1	The Plan shall be administered under the direction of the Board who may at any time and from time to time by resolution and without other formality delete, amend or add to the Rules of the Plan in any respect provided that no deletion, amendment or addition shall operate to affect adversely in any way any rights already acquired by a Participant under the Plan without the approval of such number of the affected Participants as would be required to amend the Bye-laws with respect to the terms of the Plan Shares on the assumption that the affected Participants constitute the sole shareholders of the Company.

11.2	Notwithstanding anything to the contrary contained in the Rules, the Board may at any time by resolution and without further formality:

(a)	amend the Plan in any way to the extent necessary to obtain or maintain beneficial tax treatment for any Member of the Group in any jurisdiction; and

(b)	amend the Plan in any way to the extent necessary to take account of federal, state or other local tax, exchange control or securities laws, regulation or practice in any jurisdiction relevant to a Participant or Member of the Group.

11.3	Any notice or other communication under or in connection with the Plan may be given:

(a)	by the Company to an Eligible Participant or Participant either personally or sent to him at his place of work by electronic mail or by post addressed to the address last known to the Company (including any address supplied by the relevant participating company or any Subsidiary) or sent through the Company’s internal postal service; and

(b)	to the Company either personally or by post to the Company Secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

11.4	The Company shall bear the costs of setting up and administering the Plan. However, the Company may require any Member of the Group to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such company’s officers or employees.

11.5	The Company shall maintain all necessary books of account and records relating to the Plan.

11.6	The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Plan, in so far as such document is required to be executed pursuant hereto.

11.7	The Company may send copies to Participants of any notice or document sent by the Company to the holders of Ordinary Shares.

11.8	If any Option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

11.9	In the case of the partial exercise of an Option, the Board may call in and endorse or cancel and re-issue as it thinks fit, any certificate for the balance of Plan Shares over which the Option was granted.

12.	EXCLUSION OF THIRD PARTY RIGHTS

Save as provided in Rule 9.2, the U.K. Contracts (Rights of Third Parties) Act 1999 shall not apply to the Plan nor to any Option granted under it and no person other than the parties to an Option shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

13.	TERMINATION

The Plan may be terminated at any time by a resolution of the Board or by a resolution of the Company in general meeting. On termination, no further Options shall be granted but such termination shall not affect the subsisting rights of Participants.

14.	TERM

No Option shall be granted pursuant to the Plan on or after 31 December 2012.

15.	INCENTIVE STOCK OPTION LIMITATIONS

To the extent that the aggregate Fair Value (determined as of the Date of Grant) of the Plan Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Participant which is an employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

16.	GOVERNING LAW

The Rules and all matters arising from the Rules shall be governed and construed in accordance with English law and Participants shall agree to submit to the jurisdiction of the English Courts in respect of the Plan, their Option(s) and any Plan Shares issued or transferred to them in respect of such Option(s).

SCHEDULE 1

DRAG ALONG AND TAG ALONG

1.	Drag Along

1.1	If the holders of more than 75 per cent. in number of the Ordinary Shares in issue (“Initiating Shareholders”) propose to sell in a bona fide, arm’s-length transaction a number of Ordinary Shares in the Company representing more than 75 per cent. in number of the Ordinary Shares in issue to a third party at Fair Value (in accordance with paragraph 3 of this Schedule 1) representing a value of the Company equal to or exceeding US$50 million (a “Qualifying Proposed Sale”), such Initiating Shareholders shall, subject to the conditions contained in paragraphs 1.2 and 1.3 of this Schedule 1, have the right to require all of the Participants (the “Non-Initiating Shareholders”) to transfer all of their Ordinary Shares (or, in respect of any Participants, any Plan Shares to which he will become entitled on exercise by him of any Subsisting Options pursuant to the Rules) to the proposed transferee within five business days (or such later date as may be specified in the notice) of receiving a notice in writing signed by or on behalf of the Initiating Shareholders (the “Drag Along Notice”). On service of the Drag Along Notice each Non-Initiating Shareholder shall (i) consent to, vote in favour of and raise no objections against such Qualifying Proposed Sale (including exercising any rights of appraisal, dissenters rights or similar rights), (ii) take all necessary and desirable actions in their capacities as shareholders of the Company in connection with the consummation of such Qualifying Proposed Sale, and (iii) agree to sell all of their Ordinary Shares on the same terms and conditions as the Initiating Shareholders. Notwithstanding the foregoing, the value of the total consideration payable pursuant to a Drag Along Notice to any Non-Initiating Shareholder who is, or whose direct or indirect holding company is, at the date such Shareholder becomes a member of the Company, subject to the Listing Rules made by the Financial Services Authority pursuant to Part VI of the U.K. Financial Services and Markets Act 2000, shall in any event not exceed £2 million.

1.2	The Initiating Shareholders shall at the same time as serving the Drag Along Notice, deliver a copy of the Drag Along Notice to the Company (marked for the attention of the Company Secretary) for onward transmission of the details thereof to all Participants.

1.3	The Drag Along Notice shall be accompanied by copies of all documents required to be executed by the Non-Initiating Shareholders to give effect to the transfer and the transfer shall be subject to the condition that, upon consummation of the Qualifying Proposed Sale, each shareholder will receive the same form and proportion of consideration with respect to his or its Ordinary Shares (such consideration to be distributed in accordance with the provisions of the Bye-laws), or if any shareholder is given a choice as to the form and amount of consideration to be received, all shareholders will be given the same choice.

1.4	If a Non-Initiating Shareholder defaults in transferring its Ordinary Shares pursuant to this paragraph 1 of this Schedule 1, such Non-Initiating Shareholder shall be deemed to have authorised the Company as his or its agent to execute a transfer of that Non-Initiating Shareholder’s Ordinary Shares to the proposed transferee.

2.	Tag Along

2.1	If the effect of any transfer of Ordinary Shares would result in there being a Qualifying Proposed Sale, the holder or holders of such Ordinary Shares (the “Seller(s)”) shall not complete such Qualifying Proposed Sale unless it or they ensure(s) that the purchaser offers to buy from the other shareholders all the Ordinary Shares held by them and from the Participants, any Ordinary Shares they would hold if they were to exercise their Subsisting Option(s) under the Plan pursuant to the Rules, in either case at the same price per share (whether the consideration is cash or newly issued ordinary shares in the proposed purchaser’s share capital) as apply to the purchase of the Ordinary Shares of the Seller(s) and on no other terms than the terms agreed with the Seller(s) (save in respect of any terms requisite to enable the other shareholders or Participants to enjoy the benefit of the rights granted to them under this paragraph 2.1 of this Schedule 1). The offer shall:

2.1.1	be irrevocable and unconditional (except for any conditions which apply to the proposed transfer of the shares of the Seller(s) and as set out in paragraph 2.2 of this Schedule 1);

2.1.2	be open for acceptance during a period of not less than fifteen (15) business days after receipt of such offer; and

2.1.3	specify that completion shall be effected at the office of the Company by delivery of the duly executed instruments of transfer in respect of the relevant Ordinary Shares accompanied by share certificates in respect thereof against a bankers’ draft in respect of the purchase price thereof and together with any stamp duty payable thereon.

2.2	If the offer is accepted, the sale shall be conditional upon completion of the Seller(s)’ sale to the third party purchaser and shall be completed at the same time as that sale which may not occur after the day ten (10) business days after the fifteen (15) business day period referred to in paragraph 2.1.2 of this Schedule 1 and the date of which shall be stated in the offer provided always that the proceeds of such sale shall be distributed in accordance with the Bye-laws.

2.3	No offer shall be required pursuant to paragraph 2 of this Schedule 1 if a Drag Along Notice has been served under paragraph 1 of this Schedule 1.

2.4	The Seller(s) shall procure that the proposed purchaser shall provide a copy of the offer(s) referred to in paragraph 2.1 of this Schedule 1 to the Company (marked for the attention of the Company Secretary) for onward transmission of the details thereof to all Participants.

3.	Valuation of Shares

For the purposes of the Plan the “Fair Value” of an Ordinary Share shall mean the fair value of the relevant share at the applicable time of determination, as determined by the Board in good faith. The determination of Fair Value by the Board shall be conclusive and binding on all parties.

APPENDIX A

VESTING SCHEDULE

1.	Subject to 2 and 3 below and provided the Participant has not become a Departing Employee, an Option shall vest in accordance with the following Vesting Condition determined by the Board in its absolute discretion on the Date of Grant:

The Option shall vest as to one third (1/3) of the total number of Options on each anniversary of the Date of Grant, commencing on the first anniversary of the Date of Grant.

2.	If a Participant who is a consultant (and not an employee) ceases to be a consultant (that is he ceases to provide services to the Company) and the reason for the Participant having ceased to be a consultant is as a result of either (i) the termination by the Company (or other Member of the Group) of his consultancy agreement (or other agreement under which his services are provided) pursuant to the terms of such agreement or (ii) the Participant voluntarily terminates such agreement or gives notice to terminate the agreement within six months of the Date of Grant, any unvested portion of the Participant’s Option shall immediately lapse.

3.	In the event that the number of vested shares would give rise to an entitlement to a fraction of a Plan Share, the number of Plan Shares so vested shall be rounded downwards to the nearest whole number of Plan Shares, or rounded upwards if the entitlement to a fraction of a Plan Share would otherwise have been an entitlement to one half of one Plan Share.